EXHIBIT 99.1
Question and Answer Portion of the
National Penn Bancshares, Inc. Year End 2009
Earnings Webcast
Thursday, January 28, 2010 – 1:00 p.m. ET

Scott V. Fainor, National Penn Bancshares, President & CEO
Michael J. Hughes, National Penn Bancshares, GEVP & CFO
Sandra L. Bodnyk, National Penn Bancshares, GEVP & Chief Risk Officer
Michelle H. Debkowski, National Penn Bancshares, EVP & IRO

QUESTIONS AND ANSWER SEGMENT

Scott Fainor:  And we’ll now address questions that have been received to this point. Questions that may be received after this point will be addressed as possible in the public filing of the transcript of our question and answer segment. I’ll turn it back to Michelle Debkowski.

Michelle Debkowski:   Thank you, Scott. We did have a few questions presented during the webcast, and Scott, I will begin with you. Why did we receive an MOU [Memorandum of Understanding] when classified assets didn’t seem that bad? Should we expect a spike in non-performing assets for the first quarter?

Scott Fainor: We share your observation in this question. However, we work closely with our primary regulator, the Office of the Comptroller of Currency (OCC), and we understand that regulators are more frequently issuing MOUs, or informal agreements, to banks where problem asset levels have increased.  In our case, the recommended matters are reflective of a great deal of work that has been accomplished and will be sustained.

Michelle Debkowski: Mike, the next few questions are for you. What was your net interest margin for the fourth quarter on a non-FTE [Fully Taxable Equivalent] basis? How does that compare to the third quarter under your assessment of earning assets?

Mike Hughes:  The non-tax equivalent net interest margin was 3.04% in the fourth quarter compared to 2.98% in the third quarter.

Michelle Debkowski:  What specific securities was the OTTI charge of $2.2 million taken on in the fourth quarter?

Mike Hughes:  It related to a community bank equity portfolio.

Michelle Debkowski:  Assuming the company is profitable in 2010 and no further OTTI charges are taken, what would be your normalized tax rate for the year?

Mike Hughes:  A difficult answer again, because it is impacted by what the level of pre-tax earnings are, and the differential really is our permanent differences - a tax-free income driven from our municipal portfolio which aggregates on an annual basis somewhere in the $40 million to $45 million range.

Michelle Debkowski:  Mike, were there any previous quarter restatements? Average-earning assets look off in prior quarters as to non-performing loans.

Mike Hughes:  The one that I did show that we re-classed was the fed reserve account into earning assets. As far as non–performing loans, there was no reclassification. We did break out a little bit of more detail between non-performing loans and assets, but no reclassification.

Michelle Debkowski:  Mike, how much cash do you have at the holding company that could be downstreamed to the bank to meet the required ratio?

Mike Hughes:  As I mentioned, there’s $57 million at year-end at the holding company level.

Michelle Debkowski:   Thank you. Scott, the next several questions are for you. Do you have to raise capital to hit your 8% Tier 1 leverage target?

Scott Fainor:  No, we don’t. As Mike stated in the webcast presentation, the gap to that ratio is $11 million.

Michelle Debkowski:   Please give us the background and details around why you specifically received an MOU. What brought this on?

Scott Fainor:   Well, when classified assets increased, we had agreed to work on reducing those problem assets, as we have discussed in previous quarters. We want to strengthen the loan review process and our credit administration functions and many of these initiatives are in various stages of completion, as I stated earlier.

Michelle Debkowski:  Once you hit 8% on your Tier 1 leverage ratio, does the MOU go away?

Scott Fainor:  No, it doesn’t. We will have to continue to work with our primary regulator and we are committed by self-imposing a self-improvement plan that, once again, we will work through to completion on those various items I addressed in the previous question.

Michelle Debkowski:   Scott, are the new capital requirements indicative of what you’re going to have to maintain for the foreseeable future?

Scott Fainor:  Yes. Until we reduce our classified asset levels and return to profitability and we see an improving economy, we will, once again, want to remain with stronger capital levels at this time.

Michelle Debkowski:  Thank you, Scott. Mike, why did you restate your net interest margin?

Mike Hughes:  Well, as we discussed previously on the slide, we restated it for the Federal Reserve account. The amount restated was relatively insignificant from the P&L [profit and loss] standpoint, but we think it’s more appropriately included in the margin.

Michelle Debkowski: What are your thoughts about enhancing your capital position? Will you raise capital, shrink the balance sheet, or both?

Mike Hughes:  As Scott just mentioned, I do not see a capital raise in conjunction with the MOU.  The amount of the shortfall on the leverage ratio is relatively insignificant. We do have the ability to shrink the bank to some extent if that was needed, and when you really put it in context, for a $10 billion bank, if you shrunk it by $150 million, you’d satisfy that capital shortfall. It’s one of the avenues we could look at.

Michelle Debkowski:  Sandy, could you provide details regarding the composition of classified assets as well as some color on the migration in these assets?

Sandy Bodnyk:  Yes. Slide 12, I think, depicts the outline of our classified assets by product type. To put some of those percentages into numbers for you – $300 million of classified assets are in the C&I [commercial and industrial] portfolio, that’s the broad spectrum of various companies. $44 million is in permanent real estate. $127 million is in CRE [commercial real estate] construction. That makes up a vast amount of the $501 million total. I might note for you that the largest credit within this is a $10 million credit in the CRE construction classification. I think our growth in classified assets is slow growth, and classified assets, NPAs and charge offs have leveled, and I think that speaks to the migration also flowing in terms of additional classified and criticized assets.

Michelle Debkowski:  Thank you, Sandy. Mike, some more questions for you.  Please provide some color on the sale of the wealth unit?

Mike Hughes:  The wealth unit we did not purchase. It was part of an acquisition of a smaller bank. The business model was primarily out of market and was done through referral sources. When we looked at the out of market and also the net income, considering the way business was referred, we didn’t think it was consistent with our model.

Michelle Debkowski:  Can you discuss opportunities for further net interest margin expansion?

Mike Hughes:  I think Nat Penn, like other institutions, still has the ability or will benefit from repricing of the CDs [certificates of deposit] portfolio for a period of time, probably early in 2010. And then the other opportunity we have is because of our liquidity position. We do have the opportunity to reduce that over time and extend out a little bit on the curve.

Michelle Debkowski:  What was driving the sequential increase in other non-interest expense? $21.4 million from $15.7 million.

Mike Hughes:  A couple of significant items in there. We talked about the FDIC/regulatory issue in the quarter. That had an impact of approximately $2 million. We did some year-end tax planning around some non income tax issues. That was another couple million and they’re the two major factors in that area.

Michelle Debkowski: How many assets would you have to sell to reduce assets rather than issuing equity?

Mike Hughes:  I think we mentioned that previously. It’s about $150 million. If everything else stayed status quo, that would generate an adequate amount of capital.

Michelle Debkowski:  Was the goodwill impairment related to KNBT, Nittany, Christiana, or all of the above?

Mike Hughes:  If you look at Nat Penn, we have two reporting segments. We have “community banking” and then “other” related to money management and insurance, so that goodwill impairment was not specifically attributable to any acquisition.

Michelle Debkowski:  What with the additional OTTI, I thought you had marked it essentially to zero. I think you’ve spoken about that.

Mike Hughes:    I have.

Michelle Debkowski:   Will NPBC do an additonal capital raise in 2010 to repay TARP?

Mike Hughes:  I think we would not as we’ve discussed previously, and also if you keep reading some of the questions there, whether there is any provision in the MOU to raise capital, no, and then the last question, what’s the difference between an informal and a formal MOU? I think the informal action really shows the degree of severity and I think from our perspective, the informal is a much better agreement.

Michelle Debkowski:   Who is National Penn's primary regulator?

Mike Hughes:  OCC

Michelle Debkowski:   Sandy, who is the Chief Risk Manager at NPBC and how long has this position been filled?

Sandy Bodnyk:  I am the Chief Risk Officer of NPBC and I have been in this position for seven months.

Michelle Debkowski:  Sandy, what is the balance of the SNC [shared national credits] loan sales and what was the mark?

Sandy Bodnyk:  We sold it - $65 million of SNC [shared national credits] portfolio. The return on that was approximately $0.905 on the dollar.

Michelle Debkowski:  Scott, a couple of questions for you. Under what conditions will the MOU be lifted?

Scott Fainor:  As I stated earlier in this webcast, we need to reduce classified asset levels and we need to once again strengthen our process around internal loan review and the credit administration functions, which we are well on our way to doing, with many of these initiatives in various stages of completion.

Michelle Debkowski:   How does the deep-dive in the loan portfolio in the 3rd quarter of ‘09 relate to the MOU? Was it separate? Was it one of the terms of the agreement?

Sandy Bodnyk:  That action was taken in the summer of this year. It was prior to any agreement.

Scott Fainor:  I would say that they are not related. We’ve always had a focus on the risk in our credit portfolio. We will continue to keep a focus on this risk and manage down our classified assets and get them out of the bank.

Michelle Debkowski:   Scott, are there lending restrictions due to the MOU?

Scott Fainor:   No.

Michelle Debkowski: Sandy, what is a classified asset, and what is a difference between a classified asset and a non-performing asset?

Sandy Bodnyk:  A classified asset is a loan or other asset that exhibits a defined weakness, which would potentially impair future performance. As far as a non-performing asset, it is an asset where we have – although not clearly defined – there is a realistic expectation that principal and/or interest cannot fully be repaid.

Michelle Debkowski:  Mike, can you provide guidance regarding your expectations for loan charge-offs and the core expense run rate?

Mike Hughes:  Core expense run rate, we’ve talked about previously. We believe it is in that $60 million range per quarter in 2010. As it relates to loan charge-offs, we haven’t provided guidance. If you look at the last 3 quarters, it is in that mid $20 million range, but again, it is a function of economic conditions.

Michelle Debkowski:  Thank you, Mike. The last question I am going to address to our Chairman, Tom Beaver. Tom, please give some color and background about the CEO change. What drove the change?

Tom Beaver:  In these trying times, a public company Board has many matters to consider and battle. Our course of action grew out of discussions by the Board about how best to move National Penn forward. This was a mutual decision between the Board and Glenn Moyer to transition to retirement. Glenn will report to Scott Fainor and be a special advisor in 2010 and 2011.

Michelle Debkowski:  This concludes our presentation and we thank you for joining us.

END